SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 January 9, 2002
                                 ---------------
                Date of Report (Date of earliest event reported):


                             Insightful Corporation
                             ----------------------
             (Exact name of Registrant as specified in its charter)



           Delaware                  02-020992                04-2842217
           --------                  ---------                ----------
(State or other jurisdiction        (Commission             (IRS Employer
      of Incorporation)             File number)         Identification No.)


        1700 Westlake Ave N. #500
           Seattle, Washington                       98109-3044
           -------------------                       ----------
           (Address of principal                     (Zip Code)
             executive offices)

                                 (206) 283-8802
                                 --------------
               Registrant's telephone number, including area code



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Item 5.   Other Events
----------------------

          In June 2000, Charles J. Digate, who was then the President, Chief Executive Officer and Chairman of the Board of Directors of Insightful Corporation (the "Company"), executed a full recourse promissory note in favor of the Company in the amount of $550,000 (the "Note"). On January 9, 2002, Mr. Digate repaid the remaining principal and interest under the Note. The total amount received from Mr. Digate as of January 9, 2002 was $618,237.80, including $68,237.80 in accrued interest. Upon repayment of the Note, the Company released the shares of its common stock that had been held by the Company as collateral for the Note.
         As reported in the Corporation's prior filings, the purpose of the Note was to allow Mr. Digate to purchase 275,000 shares of common stock pursuant to an option that was scheduled to expire in September 2000. The principal amount of the Note was equivalent to the purchase price of the 275,000 shares of stock. The Note was payable on demand at any time after June 20, 2002 and accrued interest at the rate of 8% per annum, subject to adjustment after June 20, 2002. In connection with the execution of the Note and the exercise of the options, Mr. Digate agreed to pledge to the Corporation the shares of common stock purchased with the Note as collateral for payment of fifty percent (50%) of the Note.
     Mr. Digate continues to serve as a member of Insightful board of directors.



Item 7.   Financial Statements, Pro Forma Information and Exhibits
------------------------------------------------------------------

(c)     Exhibits

10.1 Satisfaction, Release and Termination Agreement, dated January 8, 2002, by and between the registrant and Charles Digate.


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     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             INSIGHTFUL CORPORATION



January 30, 2002             By:  /s/  Sarwat H. Ramadan
                                --------------------------------------
                                Sarwat H. Ramadan
                                Vice President, Finance & Administration,
                                Chief Financial Officer, Treasurer and Secretary

                                  EXHIBIT INDEX

Exhibit Number     Description
--------------     -----------

     10.1 Satisfaction, Termination and Release Agreement, dated January 8, 2002, by and between the registrant and Charles Digate.



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